EXHIBIT 99.5

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE TRANSFERRED, ASSIGNED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES IN CANADA BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND 1 DAY AFTER THE ISSUE DATE].

         THESE SECURITIES MAY NOT BE EXERCISED UNLESS THE EXERCISE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE EXERCISE IS EXEMPT FROM REGISTRATION THEREUNDER.

         THIS DEBENTURE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE DEBENTURE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS DEBENTURE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

         NO.                                               $___________

         DATED:            SEPTEMBER __, 2002


                      CRYSTALLEX INTERNATIONAL CORPORATION

                      5 1/2% CONVERTIBLE DEBENTURE SERIES A

         THIS DEBENTURE ("DEBENTURE") is one of a duly authorized issue of Debentures of CRYSTALLEX INTERNATIONAL CORPORATION (the "COMPANY"), a corporation continued and subsisting and existing under the Canada Business Corporations Act, designated as the Company's 5 1/2% Convertible Debentures Series A, in an aggregate principal amount of ________ MILLION Dollars (U.S. $__________) (the "DEBENTURES").

         FOR VALUE RECEIVED, the Company promises to pay to [HOLDER] the initial holder hereof, or its order (including successors-in-interest, the "HOLDER"), the principal sum of [AMOUNT] (U.S. $_________), together with all accrued but unpaid interest thereon, on September __, 2005 ("MATURITY DATE"). Interest on the principal sum outstanding under this Debenture ("OUTSTANDING PRINCIPAL AMOUNT"), at the rate of 5 1/2% per annum, compounded quarterly, shall be payable in arrears on the first day of January, April, July and October of each year (each an "INTEREST PAYMENT DATE"), with the first such payment due on January 1, 2003. Interest shall accrue daily commencing on the date hereof and shall continue until payment in full of all amounts due under this Debenture. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the "DEBENTURE REGISTER"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement dated as of

September __, 2002 between the Company, the Holder and the other purchaser described therein (the "PURCHASE AGREEMENT") or the Registration Rights Agreement dated as of September __, 2002 between the Company, the Holder and the other purchaser described therein (the "REGISTRATION RIGHTS AGREEMENT").

         The interest on this Debenture is payable, at the Company's option:

         (a) in such coin or currency of the United States as of the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time;

         (b) in Common Shares (as hereinafter defined) at the address last appearing on the Debenture Register of the Company designated in writing by the Holder hereof from time to time ("SHARE INTEREST"). The Company may only elect to pay interest as Share Interest if (i) there is "Effective Registration" (as defined in Section 3.1 of the Purchase Agreement); (ii) the Market Price for Shares of Common Stock exceeds $1.00 (as such price may be adjusted for stock splits, reverse splits, consolidations and stock dividends), and (iii) such issuance is exempt from registration under the Securities Act. The number of shares to be delivered shall be determined by dividing the cash interest that would otherwise be due and payable by the product of (i) the average of the five lowest daily VWAP (as hereinafter defined) for the five Trading Days immediately preceding the applicable Interest Payment Date, and (ii) ninety five percent.

         All payments made by the Company under or with respect to this Debenture will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Canadian Taxes"), unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to this Debenture, the Company will pay to each holder of this Debenture ("Holder") such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount the Holder would have received if such Canadian Taxes had not been withheld or deducted.

         The Company will also make such withholding or deduction, remit the full amount deducted or withheld to the relevant authority in accordance with applicable law and furnish to each Holder, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by the Company.

         The Company will indemnify and hold harmless each Holder and upon written request reimburse each such Holder for the amount of:

              (i) any Canadian Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to this Debenture;

              (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

              (iii) any Canadian Taxes imposed with respect to any reimbursement under clause (a) or (b) in this paragraph, but excluding any such Canadian Taxes on such Holder's net income.

         All amounts payable under this Debenture must (unless waived by the Holder) be paid in cash if, at the time such payment is due, there exists a Default (as hereinafter defined) under this Debenture.

         The Company shall exercise its options hereunder for payment of interest and principal by delivering an irrevocable statement in the form of
Exhibit 1 hereto ("PAYMENT STATEMENT") delivered at least eight (8) Trading Days prior to the applicable Interest Payment Date and applicable for such Interest Payment Date or Maturity Date only. If the Payment Statement is not timely delivered to the Holder as provided herein, the payment with respect to such Interest Payment Date shall be in cash. If the Company selects cash interest in the Payment Statement and fails to deliver such cash on or before the Interest Payment Date, the Holder shall have the right to require the Company to pay Share Interest in lieu thereof.

         The Company shall not be permitted to exercise its options hereunder to pay interest in shares of Common Stock if and to the extent that such shares, when added to other shares of Common Stock deemed beneficially owned by the Holder, would exceed 75% of the 20% Cap (as defined in the Purchase Agreement).

         The Company will pay any principal due and all accrued and unpaid interest due upon this Debenture to the person that is the Holder of this Debenture on the records of the Company as of the applicable Interest Payment Date and addressed to such Holder at the last address appearing on the Debenture Register.

         The Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the day following the occurrence and during the continuance of an Event of Default hereunder, at the per annum rate equal to the lower of 12% or the highest rate permitted by law. The Holder shall have the option to receive such interest as cash interest or Share Interest and shall exercise its option by delivering to the Company a statement in a form substantially similar to the Payment Statement which shall be effective until the Holder delivers an additional statement to the contrary. If the Holder elects to receive the interest in cash, it shall be payable on demand.

         Additional cash payments (referred to as "DELAY PAYMENTS") may be required pursuant to the Registration Rights Agreement if there occurs an "INTERFERING EVENT" (as defined therein), or pursuant to the Purchase Agreement under the terms set forth in Section 3.10 therein. Such delay payments, if not paid in cash when due, may be treated by the Holder in its sole discretion as being added to the Outstanding Principal Amount due under this Debenture.

         Subject to applicable law, any interest otherwise payable that is not paid for any applicable period because it would exceed the highest rate permitted by law shall become payable whenever the payment thereof, together with other interest due for any such subsequent period, would not exceed such highest legal rate.

         The Holder of this Debenture is entitled to certain rights and remedies pursuant to the Purchase Agreement and Registration Rights Agreement, including without limitation provisions requiring mandatory redemption of the Debenture. This Debenture does not provide voting rights to the Holder.

         This Debenture is subject to the following additional provisions:

         1. EXCHANGE. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

         2. TRANSFERS. This Debenture may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable U.S. state and Canadian securities laws, or applicable exemptions therefrom. This Debenture may not be transferred without the prior written consent of the Company, which shall not be unreasonably withheld; provided that this restriction shall not apply if there has been an Event of Default. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided, whether or not this Debenture is overdue.

         3. DEFINITIONS. For purposes hereof the following definitions shall apply:

         "ACT" shall have the meaning set forth in Section 2.

         "ADJUSTMENT DATE" shall have the meaning set forth in Section 7(a).

         "AMEX" shall mean the American Stock Exchange.

         "CHANGE IN CONTROL CONSIDERATION" shall have the meaning set forth in
Section 4 hereof.

         "CHANGE IN CONTROL CONVERSION PRICE" shall have the meaning set forth in Section 4 hereof.

         "CHANGE IN CONTROL TRANSACTION" shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation) occurs, or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction occurs; or (ii) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act) in excess of 50% of the Company's voting power; (iii) there is a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof; or (iv) in one or a series of related transactions there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis.

         "CLOSING DATE" shall mean the date of the original issuance of this Debenture.

         "COMMON STOCK" shall mean the common stock, no par, of the Company.

         "COMPANY" shall have the meaning set forth in the Preamble.

         "CONVERSION NOTICE" shall have the meaning set forth in Section 5(d).

         "CONVERTIBLE SECURITIES " shall have the meaning set forth in Section 6(a).

         "CONVERSION PRICE" shall have the meaning set forth in Section 5(c).

         "CONVERSION RATE" shall have the meaning set forth in Section 5(b).

         "DEBENTURE" shall have the meaning set forth in the Preamble.

         "DEBENTURES" shall have the meaning set forth in the Preamble.

         "DEBENTURE REGISTER" shall have the meaning set forth in the Preamble.

         "DEFAULT" shall mean an event or occurrence which, with or without the giving a notice, and/or with or without the passage of time, would constitute an Event of Default.

         "DELAY PAYMENTS" shall have the meaning set forth in the Preamble.

          "EVENT OF DEFAULT" shall have the meaning set forth in Section 15.

          "HOLDER CONVERSION DATE" shall have the meaning set forth in Section 5(d).

         "INTEREST PAYMENT DATE" shall have the meaning set forth in the Preamble.

         "MATURITY DATE" shall have the meaning set forth in the Preamble. "MARKET PRICE FOR SHARES OF COMMON STOCK" shall mean the price of one share of Common Stock determined as follows:

              (i) If the Common Stock is listed on NYSE or the AMEX, the closing bid price on such exchange on the date of valuation;

              (ii) If (i) does not apply and the Common Stock is approved for trading on the NASDAQ National Market System or the Nasdaq Small-Cap Market, the last reported "bid" price thereon on the date of valuation;

              (iii) If neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, (A) the last sales price on the date of valuation or, if there is no such sales price, (B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

              (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

         "NYSE" shall mean the New York Stock Exchange.

         "OUTSTANDING PRINCIPAL AMOUNT" shall have the meaning set forth in the Preamble.

         "PAYMENT STATEMENT" shall have the meaning set forth in the Preamble.

         "PUBLIC ANNOUNCEMENT" shall mean any public filing with the Securities and Exchange Commission, any press release by either the Company or a third party or any other public statement, that announces a proposed transaction which, if consummated, would constitute a Change in Control Transaction.

         "PURCHASE AGREEMENT" shall have the meaning set forth in the Preamble.

         "REDEMPTION PRICE" shall have the meaning set forth in Section 4(a).

         "REGISTRATION STATEMENT" shall have the meaning set forth in the Registration Rights Agreement.

         "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in the Preamble.

         "SHARE INTEREST" shall have the meaning set forth in the Preamble.

         "TRADING DAY" shall mean a day on which the Common Stock is traded on the AMEX or principal exchange on which the Common Stock has been listed (or any similar organization or agency succeeding such market or exchange's functions of reporting prices).

         "VWAP" shall mean the "Volume Weighted Average Price" for the Common Stock on its principal market as reported by Bloomberg, LP using the AQR function on the date in question.

         4. CHANGE IN CONTROL, ETC.


         (a) If at any time there occurs any Change in Control Transaction, Holder shall be entitled, at its sole option, to have the Company redeem this Debenture in whole or in part at a Redemption Price equal to the greater of: (i) the Outstanding Principal Amount of this Debenture plus all accrued but unpaid interest and delay payments on this Debenture or (ii) the number of Common Shares issuable upon conversion of this Debenture at the Change in Control Conversion Price (as defined below) multiplied by the Market Price for Shares of Common Stock on the date of the notice of Redemption (the "REDEMPTION PRICE"). Such Holder shall be entitled to make such election at any time after a Public Announcement of a pending and up to 10 days after the effective date of the Change in Control Transaction.

         (b) If at any time there occurs a Public Announcement of a pending Change in Control Transaction in which the public shareholders of the Company are to receive consideration, a portion of which is capital stock or any security convertible into capital stock of another entity in exchange for shares of Common Stock ("CHANGE IN CONTROL CONSIDERATION"), then prompt provision shall be made in a manner reasonably acceptable to the Holders so that each Holder shall have the right (in addition to its other rights, including conversion rights, under this Debenture):

              (i) following the closing of the transaction covered by such Public Announcement, to convert its Debentures into the Change in Control Consideration that such Holder would have been or would be entitled to receive had it converted all of its Debentures into Common Stock (notwithstanding any restrictions imposed upon the Holder pursuant to this Debenture or the Purchase Agreement in its ability to do so) immediately prior to the Change in Control Transaction at the Change in Control Conversion Price (as defined below), and acquired the Change in Control Consideration as a shareholder of the Company; or

              (ii) following such Public Announcement, convert its Debentures into Common Stock at the Change in Control Conversion Price (as defined below).

              The "CHANGE IN CONTROL CONVERSION PRICE" shall mean a price, subject to adjustments in the same manner as adjustments to the Conversion Price, equal to the lesser of: (i) the then existing Conversion Price (as defined in Section 5(c) below); (ii) 100% of the lowest Market Price for Shares of Common Stock for any of the four Trading Days immediately preceding the Public Announcement of the Change in Control Transaction; and (iii) 85% of the lowest Market Price for Shares of Common Stock on the three Trading Days immediately following the Public Announcement. The Market Price for Shares of Common Stock shall be appropriately adjusted for stock splits, reverse splits, stock dividends and other dilutive events, including those events occurring in connection with the Change in Control Transaction, that occur during the Trading Days referred to above.

         5. CONVERSION AT THE OPTION OF THE HOLDER. The Holder of this Debenture shall have the following conversion rights:

         (a) Holder's Right to Convert. At any time and from time to time, the Holder may convert amounts due under this Debenture, in whole or in part, into fully paid, validly issued and non-assessable shares of Common Stock. If this Debenture is converted in part, the remaining portion or this Debenture not so converted shall remain entitled to the conversion rights provided herein.

         (b) Conversion Rate. The Outstanding Principal Amount, accrued interest and delay payments of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                                    P + I + D
                         ------------------------------
                                Conversion Price

         P = Outstanding Principal Amount of this Debenture submitted for conversion as of the Holder Conversion Date
         I = accrued but unpaid interest (not previously added to principal) on P as of the Holder Conversion Date
         D = delay payments (not previously added to principal and otherwise unpaid) on P as of the Holder Conversion Date

         The number of shares of Common Stock into which each $1,000 principal amount of this Debenture may be converted pursuant to this paragraph hereof is hereafter referred to as the "CONVERSION RATE."

         (c) Conversion Price.

              (i) Subject to adjustments pursuant to Sections 4 and 7, this Debenture will have a conversion price (the "CONVERSION PRICE") equal to the lesser of (A) U.S. $_______, [120% OF THE AVERAGE OF THE DAILY VWAP FOR THE 10 TRADING DAYS IMMEDIATELY PRECEDING THE CLOSING DATE] (the "FIXED CONVERSION PRICE") or (B) the product of (1) the average of the 5 lowest daily VWAP during the 20 Trading Days immediately preceding the date of the Conversion Notice (as defined below) and (2) 95% (the "ALTERNATIVE CONVERSION PRICE"); provided that the Alternative Conversion Price is subject to modification as provided in
Section 2(b)(iii) of the Registration Rights Agreement.

              (ii) The Company may, from time to time, upon written notice to all holders of Debentures, reduce the Conversion Price of the Debentures for such period as is set forth in such notice; provided however, that such reduction in the Conversion Price shall apply equally to all outstanding Debentures.

         (d) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder (i) shall give written notice in the form of Exhibit 2 hereto (the "CONVERSION NOTICE") by facsimile to the Company at such office that the Holder elects to convert the principal amount (plus accrued but unpaid interest and delay payments) specified therein, which such notice and election shall, in the event that the Common Shares shall not have been delivered within three (3) Trading Days of the delivery to the Company of the Conversion Notice, be revocable by the Holder at any time prior to its receipt of the Common Stock upon conversion, and (ii) if the entire Outstanding Principal Amount is being converted, as soon as practicable after such notice, shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion (where the entire Outstanding Principal Amount is being converted) unless either the Debenture evidencing the principal amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed Debentures.

              The Holder shall not be required to physically surrender this Debenture to the Company unless the full Outstanding Principal Amount represented by this Debenture is being converted. The Holder and the Company shall maintain records showing the Outstanding Principal Amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon each such conversion. Notwithstanding the foregoing, if this Debenture is converted as aforesaid, the Holder may not transfer this Debenture unless the Holder first physically surrenders this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture of like tenor, registered as the Holder may request, representing in the aggregate the remaining Outstanding Principal Amount represented by this Debenture. The Holder and any assignee, by acceptance of this Debenture or a new Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any portion of this Debenture, the Outstanding Principal Amount represented by this Debenture may be less than the Outstanding Principal Amount and the accrued interest set forth on the face hereof.

              The Company shall issue and deliver within three Trading Days of the delivery to the Company of such Conversion Notice, to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "HOLDER CONVERSION DATE") shall be deemed to be the date the Company received by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In the event that such Holder or its designee has not received such certificate or certificates within ten (10) calendar days of the Company's receipt of the Conversion Notice, the Holder shall, in addition to any other rights or remedies it may have be entitled to receive a cash payment at the rate of 1% per month of the amount submitted for conversion (such cash payment due on demand by the Holder) for each day, after the third Trading Day following the Holder Conversion Date, that the certificates have not been received.

              The conversions pursuant to Sections 5 shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Holder Conversion Date.

              Notwithstanding any provision herein to the contrary, this Debenture may not be converted, and Common Shares may not be issued, unless such conversion and issuance have been registered under the 1933 Act and applicable state securities laws or are exempt from registration thereunder.

         6. STOCK SPLITS; DIVIDENDS; ADJUSTMENTS; REORGANIZATIONS.

         (a) (1) If the Company, at any time while the Debentures are outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of an issuance, a subdivision or a combination.

              As used herein, the Affected Conversion Prices (each an "AFFECTED CONVERSION PRICE") shall refer to: (i) the Fixed Conversion Price; (ii) each reported daily closing bid price of the Common Stock on the Principal Market occurring on any Trading Day included in the period used for determining the Alternative Conversion Price, which Trading Day occurred before the record date in the case of events referred to in clause (i) of this subparagraph 6(a)(1) and before the effective date in the case of the events referred to in clauses (ii) and (iii) of this subparagraph 6(a)(1).

              (2) In the event that, at any time during the six months following the initial issuance of this Debenture, the Company issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock (collectively, "CONVERTIBLE SECURITIES") at a per share of Common Stock selling price ("PER SHARE SELLING PRICE") which is less than the Conversion Price on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights or options (the "ADJUSTMENT DATE"), then the Fixed Conversion Price per share shall be adjusted downward to equal such lower Per Share Selling Price effective concurrently with such issue or sale.

         In the event that, after the six months following the initial issuance of this Debenture, the Company issues or sells any Common Stock or Convertible Securities at a Per Share Selling Price which is less than the greater of (A) the Fixed Conversion Price or (B) Market Price for Shares of Common Stock on the Trading Day next preceding such issue, sale or record date, then in each such case the Fixed Conversion Price in effect immediately prior to such issue or sale or record date, as applicable shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Fixed Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Market Price or Fixed Conversion Price, as the case may be, and
(y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

         In the event that after 6 months following initial issuance of this Debenture the Per Share Selling Price is less than both the Fixed Conversion Price and the Market Price, then the adjustment which results in the greatest reduction in the Fixed Conversion Price shall be made.

         Notwithstanding the foregoing, this subparagraph 6(a)(2) shall not apply to shares or options issued or which may be issued pursuant to the Company's current or future employee, consultant or, director option plans or arrangements or shares issued upon exercise of director, employee or consultant options outstanding on the date of the Agreement, warrants issued in the ordinary course of business, options, warrants and agreements existing as of the Closing Date, securities issued pursuant to bona fide primary public offerings, pursuant to firm commitment or best efforts underwritings, and securities issued in connection with strategic investments, joint ventures or project development; provided, however, that any subsequent repricing of options, warrants, or other rights or securities existing on the date hereof shall be subject to the foregoing anti-dilution adjustments.

         For the purposes of the foregoing adjustment, in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be issued and outstanding based upon a Per Share Selling Price equal to the lowest price at which Common Stock can be acquired pursuant to the Convertible Securities, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

         Notwithstanding any provision to the contrary in this subparagraph 6(a)(2), the Fixed Conversion Price shall not be reduced to less than [THE AMOUNT WHICH IS 15% LESS THAN THE AVERAGE OF THE DAILY VWAP FOR THE 5 TRADING DAYS IMMEDIATELY PRECEDING CLOSING], other than reductions that may be made pursuant to subparagraph 6(a)(1).

         (b) If the Company, at any time while the Debentures are outstanding, shall distribute to all holders of shares of Common Stock cash, evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 6(a) above), then the Fixed Conversion Price shall be reduced by being multiplied by a fraction (i) the numerator of which is equal to (A) the existing Fixed Conversion Price minus (B) the price allocable to one share of Common Stock of the value (as jointly determined in good faith by the board of directors of the Company and the Holder) of any and all such evidences of indebtedness, shares of capital stock, other securities or property, so distributed and (ii) the denominator of which is equal to the existing Fixed Conversion Price.

         (c) In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 6), then and as a condition to each such event provision shall be made in a manner reasonably acceptable to the Holders of Debentures so that each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such merger, consolidation, recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price) issued in connection with the above described transaction.

         (d) Whenever the Conversion Price is adjusted pursuant to Section 6, the Company shall promptly mail to each Holder of the Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         (e) In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall deliver to each Holder of Debentures at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

         7. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

         8. RESERVATION OF STOCK ISSUABLE UPON CONVERSION OR PAYMENT.

         (a) Reservation Requirement. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Debentures and/or payment of principal or interest in shares of Common Stock as herein provided, free from preemptive rights or any other present or contingent purchase rights of persons other than the Holders of the Debentures, the lesser of: (i) 200% of the maximum number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Sections 5 and 6 hereof) upon the conversion of all of the Debentures pursuant hereto and (ii) the maximum amount allowable by the TSX Rules. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue, be duly and validly authorized, issued and fully paid and nonassessable. Without in any way limiting the foregoing, so long as any Debentures remain outstanding the Company agrees to reserve and at all times keep available solely for purposes of conversion and/or payment of principal or interest in shares of Common Stock of Debentures such number of authorized but unissued shares of Common Stock that is set forth in the Purchase Agreement.

         (b) Deficiency. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a Holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement such Holder shall (in addition to its rights under the Debenture) be entitled to the rights and remedies set forth in the Registration Rights Agreement.

         9. NO REISSUANCE OF THE DEBENTURE. No Debentures acquired by the Company by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such Debentures shall be retired.

         10. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

         11. OBLIGATIONS ABSOLUTE. No provision of this Debenture, the Purchase Agreement or the Registration Rights Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest and delay payments on, this Debenture or to issue shares of Common Stock in response to a Conversion Notice at the time, place and rate, and in the manner, herein prescribed.

         12. WAIVERS OF DEMAND, ETC. The Company hereby expressly and irrevocably waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         13. REPLACEMENT DEBENTURE. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture.

         14. PAYMENT OF EXPENSES; ISSUE TAXES. The Company agrees to pay all debts and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Purchase Agreement, any Warrant or the Registration Rights Agreement. The Company shall pay any and all issue and other taxes (excluding any income, franchise or similar taxes) that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of any Debenture pursuant hereto.

         15. DEFAULTS. If one or more of the following described "Events of Default" shall occur with respect to any of the Debentures:

             (a) the Company shall default in the payment of (i) interest on this Debenture or any other Debenture issued pursuant to the Purchase Agreement (subject to the Company's option to pay Share Interest), and such default shall continue for five (5) days after the due date thereof, or (ii) the principal of this Debenture or any other Debenture issued pursuant to the Purchase Agreement; or

             (b) any of the representations or warranties made by the Company in any of the Debentures, in the Purchase Agreement, the Registration Rights

                 Agreement, any Warrant or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or such other documents shall be false or misleading, in any material respect at the time made; or

             (c) the Company shall fail to materially perform or observe any covenant or agreement in the Purchase Agreement, any Warrant or the Registration Rights Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under any of the Debentures and such failure shall continue uncured for a period of fifteen (15) days after notice of such failure; or

             (d) the Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

             (e) a trustee, liquidator or receiver shall be appointed for the
                 Company or for a substantial part of its property or business without its consent and shall not be discharged within forty-five (45) days after such appointment; or

             (f) any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within forty-five (45) days thereafter; or

             (g) the Company shall, in one or a series of transactions, sell or otherwise transfer all or substantially all of its assets; or

             (h) bankruptcy, reorganization, insolvency or liquidation
                 proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within forty-five (45) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

             (i) the Company or any Subsidiary shall be in default of any other indebtedness exceeding U.S.$1,000,000, or any other event shall have occurred such that as a result thereof the holders thereof shall have accelerated or shall have the right (upon the giving of notice, the passage of time, or both) to accelerate such indebtedness; or

             (j) a final judgment or judgments for the payment of money aggregating in excess of U.S.$1,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

             (k) a "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced; or

             (l) a tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced; or

             (m) an event of default shall exist in any other of the Company's indebtedness to any one or more of the Holder or other Holders of Debentures;

then, or at any time thereafter, in the case of Events of Default arising from the events described in paragraphs (a), (b), (c), (g) (i), (j), and (k), (l) and
(m), unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may declare the Debenture immediately due and payable and concurrently demand payment thereof, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In the event of Events of Default arising from the events described in paragraphs (d), (e), (f) or (h) above, this Debenture shall become immediately due and payable without further action or notice. In the event that the Debenture is due and payable pursuant to this provision, the Debenture shall be redeemed at the Premium Redemption Price (as defined in the Registration Rights Agreement).

         16. SAVINGS CLAUSE. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby, and such provision shall remain effective in all other jurisdictions.

         17. ENTIRE AGREEMENT. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

         18. ASSIGNMENT, ETC. Prior to an Event of Default, the Holder (but not the Company) may not transfer or assign this Debenture without the prior written consent of the Company, which shall not be unreasonably withheld. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

         19. NO WAIVER. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

         20. CERTIFICATE. The Company shall, upon the written request at any time of any Holder of Debentures, furnish or cause to be furnished to such Holder a certificate prepared by the chief financial officer of Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Debenture and any right of the Holder to receive additional shares of Common Stock or any other equity or debt security pursuant to Section 6.

         21. NOTICES. The Company shall distribute to the Holders of Debentures copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Company, at such times and by such method as such documents are distributed to such holders of such Common Stock, but shall not directly or indirectly provide material non-public information to the Holder without such Holder's prior written consent.

         22. SPECIFIC ENFORCEMENT. The Company agrees that irreparable damage would occur in the event that any of the provisions of this Debenture were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders of Debentures shall be entitled to swift specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Debenture and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

         23. MISCELLANEOUS. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, facsimiled or mailed to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

         24. GOVERNING LAW; CONSENT TO JURISDICTION. THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH STATE. THE COMPANY (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK FOR

THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS DEBENTURE AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AS PROVIDED HEREIN AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE COMPANY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


                                      CRYSTALLEX INTERNATIONAL CORPORATION



                                      By:
                                          --------------------------------
                                             Name:
                                             Title:



         Signature page to 5 1/2% Convertible Debenture Series A of CRYSTALLEX INTERNATIONAL CORPORATION

                                    EXHIBIT 1

                                PAYMENT STATEMENT

Date:______________

To: [NAME OF HOLDER OF DEBENTURE] ("HOLDER")

RE: 5 1/2% CONVERTIBLE DEBENTURE SERIES A ("DEBENTURE") OF CRYSTALLEX INTERNATIONAL CORPORATION (THE "Company"), IN THE OUTSTANDING PRINCIPAL AMOUNT OF US $_________.

         The Company hereby irrevocably elects to pay interest on the Debenture, for the Interest Payment Date indicated below, in the following manner (the Company should check its selection):

         ____ cash interest; or

         ____ Share Interest.


                Interest Payment Date: _________________________


         Capitalized terms used in this Payment Statement and not otherwise defined shall have the meaning ascribed thereto in the Debenture.

         IN WITNESS WHEREOF, this Payment Statement has been duly executed and delivered on the date first written above.


                                      CRYSTALLEX INTERNATIONAL CORPORATION


                                      By:
                                          --------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT 2

                      (To be Executed by Registered Holder
                         in order to Convert Debenture)

                                CONVERSION NOTICE
                                       FOR
                      5 1/2% CONVERTIBLE DEBENTURE SERIES A

The undersigned, as Holder of the 5 1/2% Convertible Debenture Series A of CRYSTALLEX INTERNATIONAL CORPORATION (the "COMPANY"), in the outstanding principal amount of U.S. $__________ (the "DEBENTURE"), hereby elects to convert that portion of the outstanding principal amount of the Debenture shown on the next page into shares of Common Stock, no par value per share (the "COMMON STOCK"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby attaches written notification to the Company that the conversion of this Debenture and issuance of the Common Stock thereunder is either registered under the Securities Act of 1933 and applicable state securities laws or is exempt from registration thereunder, and the basis for such assertion. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.


Conversion Information:      NAME OF HOLDER:
                                             --------------------------------

                         By:
                             ------------------------------------------------
                             Print Name:
                             Print Title:

                             Print Address of Holder:

                             ------------------------------------------------

                             ------------------------------------------------

                             Issue Common Stock to:
                                                    -------------------------
                             at:
                                 --------------------------------------------

                             Electronically transmit and credit Common Stock to:
                                      at:
                             --------    ------------------------------------

                             ------------------------------------------------
                             Date of Conversion

                             ------------------------------------------------
                             Applicable Conversion Rate


                THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                  BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

       PAGE 2 TO CONVERSION NOTICE FOR: __________________________________
                                         (NAME OF HOLDER)


              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

A.  Outstanding Principal Amount converted:                         $___
B.  Accrued, unpaid interest on Outstanding Principal
    Amount converted:                                               $___
C.  Delay payments due Holder on Outstanding Principal
    Amount converted:                                               $___
                                                                     -----------
TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B + C)                  $___
                                                                     ===========




CONVERSION PRICE                                                    $
(LESSER OF FIXED CONVERSION PRICE AND ALTERNATIVE CONVERSION PRICE)  -----------

Number of Shares of Common Stock = Total dollar amount converted  = $
                                   -----------------------------     -----------
                                        Conversion Price            $

NUMBER OF SHARES OF COMMON STOCK =
                                   -----------------------------


If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):


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Please issue and deliver _____ new Debenture(s) in the following amounts:


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